EXHIBIT 4.1

DESCRIPTION OF COMMON STOCK

The following summary is a description of the material terms of the common stock ("common stock") of Distribution Solutions Group, Inc. (referred to herein as "we", "us" or "our"). This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law ("DGCL") and our certificate of incorporation and bylaws, each as amended. You are urged to read those documents carefully. Copies of our certificate of incorporation and bylaws are filed as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K.

Authorized Capitalization

We are currently authorized to issue 70,000,000 shares of common stock, $1.00 par value per share and 500,000 shares of preferred stock, $1.00 par value per share. On February 27, 2026, there were 46,186,293 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

Common Stock

Issuance of Common Stock. Shares of common stock may be issued from time to time as our board shall determine and, on such terms, and for such consideration, as shall be fixed by the board.

Dividends and Rights Upon Liquidation. After the requirements with respect to preferential dividends on preferred stock, if any, are met, the holders of our outstanding common stock are entitled to receive dividends out of assets legally available at the time and in such amounts as the board may from time to time determine. Our common stock is not convertible or exchangeable into other securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive the assets that are legally available for distribution on a pro rata basis, after payment of all of our debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The Company does not currently pay a dividend on its common stock.

Voting Rights. The holders of the common stock are entitled to vote at all meetings of the stockholders and are entitled to cast one vote for each share of common stock held by them respectively and standing in their respective names on the books of the Company. Each stockholder is entitled to cumulative voting with respect to the election of directors which entitles stockholders to add all of the votes they have for directors and cast such votes for any single director or distribute them among directors.

Preemptive Rights. Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Business Combinations. The Company's certificate of incorporation requires (i) the affirmative vote of holders of not less than 75% of the voting power of the Company to approve any merger, any sale of the Company or substantially all of its assets or the issuance of any securities in exchange for assets having a value equal or greater to 5% of the assets of the Company in a transaction with a stockholder holding 10% or more of our common stock (the "10% stockholder") and (ii) the approval of such transaction by holders of a majority of the voting power not owned by the 10% stockholder. The above requirements do not apply to (x) a transaction with respect to which the board has approved a memorandum of understanding prior to the time such other entity becomes a 10% stockholder or (y) transactions approved by two-thirds of the directors who are not representatives or affiliates of the 10% stockholder.

Relevant Provisions of the Delaware Business Corporation Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an "interested stockholder," did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. The transfer agent and registrar for any preferred stock we issue will be set forth in the applicable prospectus supplement.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol "DSGR".